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                                                                    Exhibit 2




                                  Armond Waxman
                              31350 Ainsworth Drive
                             Pepper Pike, Ohio 44124


                                  Barnett Inc.
                         Public Offering of Common Stock


                                                  March 28, 1996


William Blair & Company, L.L.C.
Alex. Brown & Sons Incorporated
  As Representatives of the
  Several Underwriters
c/o William Blair & Company, L.L.C.
222 West Adams Street
Chicago, Illinois  60606

Ladies and Gentlemen:

                  This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement") by and among Barnett Inc., a Delaware corporation (the "Company"), Waxman USA Inc., a Delaware corporation, Waxman Industries, Inc., a Delaware corporation, and you, as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $.01 par value (the "Common Stock"), of the Company. Each capitalized term used, but not otherwise defined, herein shall have the meaning ascribed to such term in the Underwriting Agreement.

                  In order to induce the Underwriters to enter into the Underwriting Agreement, the undersigned agrees that he, she or it, as the case may be, will not during the period of 180 days following the date of the Prospectus issued pursuant to this offering, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock beneficially owned by such person, or any securities convertible into, or exchangeable for, shares of Common Stock, other than shares of Common Stock disposed of as bona fide gifts; provided, however, that any shares of Common Stock sold, converted, disposed of or otherwise transferred pursuant to this letter shall be subject to the same 180 day restriction set forth in this letter and prior to such transfer the transferor thereof shall deliver to the Representatives the written acknowledgment of the transferee that it has received such shares of Common Stock subject to such restrictions.



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                  If for any reason the Underwriting Agreement shall be
terminated prior to the First Closing Date, the agreement set forth above shall likewise be terminated.

                                           Very truly yours,


                                           /s/ Armond Waxman
                                           Armond Waxman
                                           Title:    Director of Barnett Inc.

                                           Address:  31350 Ainsworth Drive
                                                     Pepper Pike, Ohio 44124